Exhibit 4.2

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of January 27, 2005 (this “Agreement”), between DLI Acquisition Corp., a Delaware corporation (“Assignor”), and Del Laboratories, Inc., a Delaware corporation (“Assignee”), and consented to by JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Assignor and the Administrative Agent are parties to the Credit Agreement, dated as of January 27, 2005 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Assignor, DLI Holding II Corp., the Lenders, the Administrative Agent, J.P. Morgan Securities, Inc. and Bear, Stearns & Co. Inc., as joint lead arrangers and joint bookrunners, Bear Stearns Corporate Lending Inc., as syndication agent, and Deutsche Bank Securities Inc., as documentation agent and as co-agent; and

WHEREAS, pursuant to the Credit Agreement, Assignee desires to accept and assume all of the obligations and liabilities of Assignor under the Loan Documents (other than the Guarantee and Collateral Agreement).

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

2. Assignment of Rights and Obligations. Effective as of immediately after the Merger on the Closing Date, Assignor hereby irrevocably assigns, transfers and conveys to Assignee all of Assignor’s rights, obligations, covenants, agreements, duties and liabilities as “Borrower” under or with respect to the Credit Agreement, any Notes, any Letters of Credit, and any of the other Loan Documents (other than the Guarantee and Collateral Agreement) executed by Assignor, and any and all certificates and other documents executed by Assignor in connection therewith (collectively, the “Assumed Agreements”); provided, however, that Assignor understands and agrees that such assignment, transfer and conveyance shall not be effective with respect to, or in any way release Assignor from any of its obligations, covenants, agreements, duties and liabilities under or with respect to this Agreement.

3. Assumption of Agreements and Obligations. Effective as of immediately after the Merger on the Closing Date, Assignee hereby expressly assumes,

confirms and agrees to perform and observe all of the indebtedness, obligations (including, without limitation, all obligations in respect of the Loans and the Letters of Credit), covenants, agreements, terms, conditions, duties and liabilities of Assignor as “Borrower” under or with respect to the Credit Agreement and any other Assumed Agreements as fully as if Assignee were originally the obligor in respect thereof and the signatory thereto; provided, however, that Assignor understands and agrees that such assumption shall not be effective with respect to, or in any way obligate Assignee to perform and observe any obligations, covenants, agreements, terms, conditions, duties or liabilities of Assignor under or with respect to this Agreement. At all times after the effectiveness of such assumption, with respect to all extensions of credit made to or for the account of Assignor prior to the effectiveness of such assumption, Assignee shall have the obligations of, and Assignor shall no longer be or have the obligations of, the “Borrower” within the meaning of and for all purposes of the Credit Agreement. In addition, at all times after the effectiveness of such assumption, all references to the “Borrower” in the Credit Agreement and any other Assumed Agreement shall be deemed to be references to Assignee.

4. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts take together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Assignor, Assignee and the Administrative Agent. This Agreement may be delivered by facsimile transmission of the relevant signature pages hereof.

6. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns, and the Administrative Agent and the Lenders and their respective successors, indorsees, transferees and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

DLI ACQUISITION CORP.

By:	/s/ Philip E. Berney
Name:	Philip E. Berney
Title:	President

DEL LABORATORIES, INC.

By:	/s/ Enzo J. Vialardi
Name:	Enzo J. Vialardi
Title:	Executive Vice President and Chief Financial Officer

Consented to:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent under the Credit Agreement

By:	/s/ John C. Riordan
Name:	John C. Riordan
Title:	Vice President